EXHIBIT 99.1

ImClone Systems Incorporated
Investors:	Media:
Andrea F. Rabney	David Pitts
(646) 638-5058	(646) 638-5058
Stefania Bethlen
(646) 638-5058

IMCLONE SYSTEMS NAMES MICHAEL J. HOWERTON

SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

New York, NY — June 17, 2004 — ImClone Systems Incorporated (NASDAQ: IMCL) announced today that the Company has named Michael J. Howerton Senior Vice President and Chief Financial Officer. Since May 2003, Mr. Howerton has served as ImClone Systems’ Vice President, Finance and Business Development and acting Chief Financial Officer and prior to that, as the Company’s Vice President, Business Development.

“Since joining the Company, Michael has been an asset to senior management by providing valuable leadership and strategic thinking to both the finance and business development areas,” stated Daniel S. Lynch, Chief Executive Officer of ImClone Systems.  “Since becoming acting Chief Financial Officer, Michael has been an integral part of managing and communicating the financial effects of the Company’s transition from a development-stage biopharmaceutical company to a profitable company with a commercially available drug.”  Mr. Lynch added, “We look forward to his contributions in his role as Chief Financial Officer as we move the Company forward.”

Mr. Howerton joined ImClone Systems in August 2001.  Prior to joining ImClone Systems, Mr. Howerton built a 25-year career at Bristol-Myers Squibb Company in a variety of finance, planning and business development management positions.

About ImClone Systems Incorporated

ImClone Systems Incorporated is committed to advancing oncology care by developing and commercializing a portfolio of targeted biologic treatments designed to address the medical needs of patients with a variety of cancers. The Company’s three programs include growth factor blockers, angiogenesis inhibitors and cancer vaccines. ImClone Systems’ strategy is to become a fully integrated biopharmaceutical company, taking its development programs from the research stage to the market. ImClone Systems’ headquarters and research operations are located in New York City, with additional administration and manufacturing facilities in Branchburg, New Jersey.

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the company’s ability to control or predict. Important factors that may cause actual results to differ materially and could impact the company and the statements contained in this news release can be found in the company’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

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